As filed with the Securities and Exchange Commission on August 17, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

DELAWARE	36-4159663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300

Atlanta, Georgia 30305

(Address of Principal Executive Offices) (Zip Code)

CUMULUS MEDIA INC. 2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Lewis W. Dickey, Jr.

Chairman, President and Chief Executive Officer

3280 Peachtree Road, N.W., Suite 2300

Atlanta, Georgia 30305

(Name and address of agent for service)

(404) 949-0700

(Telephone number, including area code, of agent for service)

WITH A COPY TO:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $.01 par value	35,000,000 shares(1)	(2)	$123,766,735(2)	$14,183.67(2)

(1)	In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, combination of shares and anti-dilution provisions and other adjustment provisions, as provided in the Cumulus Media Inc. 2011 Equity Incentive Plan (the “Plan”).
(2)	Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The offering price of the shares is based on (i) with respect to 19,105,500 shares underlying presently outstanding options, $4.34 per share, the maximum per share exercise price, and (ii) with respect to 15,894,500 shares, $2.57, the average of the high and low prices of a share of Cumulus Media Inc.’s common stock reported by the NASDAQ Global Select Market on August 13, 2012, a date within five business days of the date of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Cumulus Media Inc. (the “Company”) 2011 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 and the Note to Part I of Form S-8, the information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a) the Company’s Annual Report on Form 10-K (including portions of our Proxy Statement for our 2012 Annual Meeting of Stockholders incorporated by reference therein) for the year ended December 31, 2011;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

(c) the Company’s Current Reports on Form 8-K filed on September 15, 2011 (solely Exhibit 99.1 thereto), December 20, 2011 (solely Exhibits 99.3 and 99.4 thereto), February 23, 2012, April 20, 2012, May 2, 2012 and May 11, 2012, and the Company’s Current Report on Form 8-K/A filed on August 12, 2011 (solely Exhibit 99.1 thereto); and

(d) The description of the Class A common stock contained in the Company’s Registration Statement on Form S-3/A (File No. 333-176294), declared effective by the Commission on September 23, 2011, as amended.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s stock); or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Third Amended and Restated Certificate of Incorporation provides that to the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his duties as a Director of the Company.

Section 145(a) of the DGCL provides, in relevant part, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

The Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that each director, officer or employee who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, with the exception of proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

The Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL. The Company generally maintains insurance, at its expense, to protect it and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
* 5.1	Opinion of Jones Day regarding validity.
*23.1	Consent of Jones Day (included in Exhibit 5.1).
*23.2	Consent of PricewaterhouseCoopers LLP.
*23.3	Consent of PricewaterhouseCoopers LLP.
*23.4	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney (included as part of signature page).
99.1	Cumulus Media Inc. 2011 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to Cumulus Media Inc.’s Current Report on Form 8-K, File No. 000-24525, filed on September 22, 2011).

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 17, 2012.

CUMULUS MEDIA INC.

By:	/s/ Joseph P. Hannan
Name: Joseph P. Hannan
Title: Senior Vice President, Treasurer and Chief Financial Officer

Each person whose signature appears below constitutes and appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ Lewis W. Dickey, Jr. Lewis W. Dickey, Jr.	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2012

/s/ Joseph P. Hannan Joseph P. Hannan	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	August 17, 2012

/s/ Linda A. Hill Linda A. Hill	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	August 17, 2012

/s/ Ralph B. Everett Ralph B. Everett	Director	August 17, 2012

/s/ Jeffrey A. Marcus Jeffrey A. Marcus	Director	August 17, 2012

/s/ Arthur J. Reimers Arthur J. Reimers	Director	August 17, 2012

/s/ Eric P. Robison Eric P. Robison	Director	August 17, 2012

/s/ Robert H. Sheridan, III Robert H. Sheridan, III	Director	August 17, 2012

/s/ David M. Tolley David M. Tolley	Director	August 17, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Jones Day regarding validity.

23.1	Consent of Jones Day (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included as part of signature page).